LEASE AND OPERATING AGREEMENT

LEASE AND OPERATING AGREEMENT

This Lease and Operating Agreement is made and entered effective the 1st of May 2015 by and between Arc LifeStyle Group Inc. (“Lessee”) either directly or through any subsidiary or affiliate company and La Filotea Productions, Inc. (“Lessor”).

Whereas, the Lessor is in the business of life-style and specializes in fashion, food & beverages and leisure.

Whereas, the Lessor desires to turn over the operation of La Filotea Productions, Inc. operations and shall become an operating unit of Arc LifeStyle Group, Inc. (the ‘Business’);

Whereas, the Lessee desires to operate the Business on the Property and further to utilize staff of the Lessor and has agreed to reimburse the Lessor as set forth herein below.

The parties agree as follows:

1.	Property Lease. The Lessee shall lease the Property and the Business on a quarter-to-quarter basis for the consideration set forth below and shall have the exclusive right to operate the Business on the Property throughout the term of this Lease and Operating Agreement. In addition, a monthly and Quarterly submission of financial statements on a timely manner and no later than 15 days after end of a month or quarter or both is required.

a.	As Is Condition. The Lessee has inspected the Property and takes it in “As Is” condition except with respect to legal matters as follows: Lessor represents that it has all authorizations required to operate the Business as presently conducted; and that there is no litigation pending or resolved that has a material impact on the Business or its potential profitability; that Lessor has exclusive title to and owns the Business and the Property; that Lessee has not and shall not investigate any environmental issues and has relied on the absolute representation of the Lessor that no environmental condition exists and further that the Lessor has all necessary rights to the Property required to enter into this Lease and Operating Agreement.

b.	Term and Termination. The term of this Agreement shall begin on the date referenced in paragraph one of this Agreement and shall continue until the first anniversary of the date of this Agreement (the ‘Termination Date’) unless terminated by either Party as described herein or unless Arc LifeStyle Group, Inc. shall enter into a contract to acquire La Filotea Productions, Inc. (The “Term”). Arc LifeStyle Group, Inc. may terminate this agreement for cause (defined as immoral, unethical, or illegal behavior of the Contractor) without prior notice. This Agreement may be terminated by either party upon thirty (30) days advance written notice subject to the rights of the Contractor to obtain compensation forth herein

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c.	Access. Lessor shall give the Lessee access to all records, exception of trade secrets, associated with the Property and the Business including mechanical, engineering and maintenance records and all such other records or information as requested by the Lessee from time to time throughout the course of this Lease and Operating Agreement.

d.	Cost of Adapting. The Lessee shall be responsible for any and all costs of adapting the Property and/or the Business and shall be responsible for routine maintenance.

e.	Compliance. The Lessee shall keep the Property free of all public or private nuisances. All health, fire, environmental and police regulations shall in all respects and at all times be fully complied with by the Lessee.

f.	Utilities. The Lessee shall pay such utilities and shall be solely responsible for and promptly pay, as and when the same become due and payable, all connection charges, deposits, all charges for water, sewer, electricity, telephone and any other utility used or consumed related to the Property which have been or may be imposed by the utility company or authority providing same; provided however that the Lessee shall reimburse Lessor for any such utility charges incurred from and after the Effective Date hereof until transfer of accounts or establishment of new accounts is completed.

g.	Hold Harmless. The Lessee hereby agrees to defend, pay, indemnify and save free and harmless the Lessor, from and against any and all claims, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including reasonable out of pocket attorneys' fees, resulting from or in connection with loss of life, bodily or personal injury or property damage arising out of or from or on account of any occurrence in, upon, at, or from the Property or occasioned wholly or in part through the use and occupancy of the Property or any improvements therein or appurtenances thereto, or by any act or omission of the Lessee or any subcontractor, agent or licensee of the Lessee, or their respective employees, agents, contractors or invitees in, upon, at, or from the Property or its appurtenances except claims arising out of the negligence or willful act of the person or persons sought herein to be indemnified against loss.

h.	Casualty Notice. The Lessee shall give prompt notice to the Lessor in case of fire or other casualty or accident in the Property or in the building of which the Property forms a part or of any defects therein or in any of its fixtures, machinery or equipment.

i.	Indemnification. The Lessor hereby agrees to defend, pay, indemnify and save free and harmless the Lessee, from and against any and all claims, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including reasonable out of pocket attorneys' fees, resulting from or in connection with loss of life, bodily or personal injury or property damage arising out of or from or on account of any occurrence in, upon, at, or from the Property incurred prior to the Effective Date hereof or occasioned wholly or in part through the use and occupancy of the Property or any improvements therein or appurtenances thereto, or by any act or omission of the Lessor or any subcontractor, agent or licensee of the Lessor, or their respective employees, agents, contractors or invitees in, upon, at, or from the Property or its appurtenances except claims arising out of the negligence or willful act of the person or persons sought herein to be indemnified against loss.

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j.	No Transfer. The Lessee shall not transfer, assign, sublet, enter into license or concession agreements, change ownership or hypothecate this Lease and Operating Agreement or the Lessee’s interest in and to the Property without first procuring the written consent of the Lessor which shall not be unreasonably withheld.

k.	Alterations. The Lessee shall make or cause to be made any alterations, additions or improvements reasonably required to be made to operate the Business provided that obtain prior approval of the Lessor. The Lessee shall present to the Lessor plans and specifications for such work at the time approval is sought.

l.	Payment for Services. The Lessee agrees to pay when due all sums of money that become due for, or purported to be due for, any labor, services, materials, supplies or equipment alleged to have been furnished or to be furnished to or for the Lessee or its account, in, upon or about the Property and which may be secured by any mechanic's, material men’s or other lien against the Property and/or the Lessor's interest therein, and the Lessee will cause each such lien to be fully discharged and released at the time the performance of any obligation secured by any such lien matures and/or becomes due.

m.	Improvements. All installations, betterments and improvements made by the Lessee in or about the Property in compliance with the approved plans and specifications, shall be deemed to be and remain the property of the Lessee during the term of this Lease and Operating Agreement; and to the extent possible without damage to the Premises may be removed by the Lessee upon termination provided, however, any and all such installations, betterments and improvements that are not reasonably able to be separated from the building shall become the property of the Lessor and shall remain upon and be surrendered with the Property as a part thereof at the expiration or sooner termination of the term of this Lease and Operating Agreement.

n.	Repair and Maintenance. The Lessee agrees at all times, from and after delivery of full possession of the Property to the Lessee, and at its sole cost and expense, to repair and maintain in good and tenantable condition the Property and every part thereof, excluding the roof, exterior walls, structural parts of the Property, and including without limitation, the utility meters, utility lines serving only the Property even though such lines may be located outside the Property, pipes and conduits, all fixtures, air conditioning and heating equipment serving the Property.

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o.	Make Good Provisions. Lessor shall keep and maintain in good and tenantable condition and repair, the roof, exterior walls, structural parts of the Property, pipes and conduits outside the Property for the furnishing to the Property of various utilities (except to the extent that the same are the obligation of the appropriate public utility company) provided, however, that the Lessor shall not be required to make repairs necessitated by reason of the negligence of the Lessee or anyone claiming under the Lessee, or by reason of the failure of the Lessee to perform or observe any conditions or agreements in this Lease and Operating Agreement contained, or caused by alterations, additions, or improvements made by the Lessee or anyone claiming under the Lessee. Anything to the contrary notwithstanding contained in this Lease and Operating Agreement, the Lessor shall not in any way be liable to the Lessee for failure to make repairs as herein specifically required unless the Lessee has previously notified the Lessor, in writing, of the need for such repairs and the Lessor has failed to commence and complete said repairs within a reasonable period of time following receipt of the Lessee's written notification. All such repairs made, whether done by the Lessor or the Lessee, shall be made and completed in accordance with the laws, rules, regulations and orders of all governmental authorities having jurisdiction thereof and with least interference to the business and activities of the other party thereto, and the party making such repairs shall not cause any conflict with any union contract to which the Lessor may then be a party. Notwithstanding anything herein contained to the contrary, all reasonable out-of-pocket costs of making repairs hereunder shall be deemed an offset against the obligations due to Lessor under paragraph numbered 6 hereof.

p.	Reasonable Access. The Lessee agrees to permit the Lessor and its authorized representatives to enter the Property at all time during usual business hours for the purpose of inspecting the same. The Lessee further covenants and agrees that the Lessee may go upon the Property and make any necessary repairs to the Property and perform any work therein (i) which may be necessary to comply with any laws, ordinances, rules or regulations of any public authority or of the fire rating bureau or of any similar body or the Lessor's insurer; or (ii) that the Lessor reasonably deems necessary to prevent waste or deterioration in connection with the Property (in the event such work is otherwise the obligation of the Lessee under this Lease and Operating Agreement, and the Lessee has not made or caused such repairs to be made or performed or caused such work to be performed promptly after receipt of written demand from the Lessor). Nothing herein contained shall imply any duty on the part of the Lessor to do any such work under any provision of this Lease and Operating Agreement that the Lessee may be required to do, nor shall it constitute a waiver of the Lessee’s default in failing to do the same. In the event the Lessor makes or causes any such repairs to be made or performed, as provided for herein, the Lessee shall pay the cost thereof to the Lessor, forthwith, as additional rent upon receipt of an invoice therefor.

q.	Casualty Repair. If the Property shall be partially damaged by fire or other casualty insured under the Lessor's insurance policies, then upon the Lessor's receipt of the insurance proceeds, the Lessor shall, except as otherwise provided herein, repair and restore the same (exclusive of the Lessee's trade fixtures, decorations, signs and contents) substantially to the condition thereof immediately prior to such damage or destruction.

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r.	Current Assets/Current Liabilities. In the form of deferred liabilities, the lessee shall undertake all current assets of the lessor’s business unit existing on that day. The deferred liabilities shall not be depreciated nor amortized throughout this period. In the form of deferred assets, the lessee shall undertake all current liabilities of the lessor’s business unit existing on that day. The deferred assets shall not be depreciated nor amortized throughout this period. Upon completion/termination of this agreement, the lessor agrees to undertake all of the current assets and liabilities of the lessee. The lessor shall compensate the lessee by the amount of the total value of the current assets of the lessee subtracting the total value of the current liabilities of the lessee if the value of the current assets owned by the lessee is greater than that of the current liabilities owned by the lessee at the date of the completion/termination of this agreement. The lessee shall compensate the lessor by the amount of the total value of the current liabilities of the lessee subtracting the total value of the current assets of the lessee if the value of the current liabilities owned by the lessee is greater than that of the current assets owned by the lessee at the date of the completion/termination of this agreement.

s.	Financial Costs. Upon termination of this agreement, the lessor agrees to undertake all of the current assets and liabilities of the lessee. The lessor shall compensate the lessee by the amount of the total value of the current assets of the lessee subtracting the total value of the current liabilities of the lessee. If this value is negative, the lessee shall compensate the lessor the amount of the total value of the current liabilities of the lessee subtracting the total value of the current assets of the lessee.

2.	Operations. The parties agree that the operation by Lessee shall be governed by the following standards and conditions: (a) the Business will be operated substantially in the same manner as operated by La Filotea Productions, Inc prior to the effective date hereof except that the business shall be operated as a full operating business unit of Lessee; (b) Lessee shall operate in substantial compliance with applicable industry standards; (c) salaries of personnel of La Filotea Productions, Inc leased by Lessee shall remain unchanged from those in effect on the date of the execution hereof and shall be subject to periodic Board review; (d) accounting for the Business shall be in accordance with US GAAP and in accordance with PCAOB standards with all the supporting documentation; (e) initial reporting of the results of operations shall be available not later than 15 days after the close of each month; (f) documentation of all transactions shall be complete and shall be subject to review as permitted hereunder and as reasonably required by Lessor to confirm the obligations hereunder; (g) the governance standards applying to Arc LifeStyle Group, Inc. shall apply to the Business; (h) the Business shall at all times be in material compliance with all applicable laws and regulations including fair treatment of personnel and safety; (i) the Business shall be operated consistent with the Arc LifeStyle Group, Inc. objective; (j) the Business shall be included in the Arc LifeStyle Group, Inc. branding & business initiative; and (k) all other key employees of Lessor shall remain under acceptable terms subject to the reimbursement obligation of Lessee herein.

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3.	Working Capital. Arc LifeStyle Group, Inc. shall provide a credit line to La Filotea Productions, Inc. and the terms are as follows:

a.	Parties: “La Filotea Productions, Inc” - the Borrower, and “Arc LifeStyle Group, Inc." - the Lender
b.	Terms: Within 6 months from the signing of this agreement, Borrower promises to pay to Lender three thousand dollars ($3,000.00) and interest as well as other charges avowed below.
c.	Principal: The principal amount of the credit line shall be equivalent to $3,000.00.
d.	Interest: Interest shall be equivalent to a semiannual percentage rate of 6%.
e.	Accountability: Although this agreement may be signed below by more than one person, each of the undersigned understands that they are each as individuals responsible and jointly and severally liable for paying back the full amount.
f.	Repayment: Borrower will pay back in the following manner: Borrower will repay the amount of this note in 2 equal installments of $1,590.00 each on the 18th day of August 2015 and on the 18th day of November 2015.
g.	Prepayment: Borrower has the right to pay back the entire outstanding amount at any time. If Borrower pays before time, or if this loan is refinanced or replaced by a new note, Lender will refund the unearned finance charge, figured by the Rule of 78-a commonly used formula for figuring rebates on installment loans.
h.	Late Charge: Any payment not remunerated within ten (10) days of its due date shall be subject to a belatedly charge of 5% of the payment, not to exceed $150.00 for any such late installment.
i.	Default: If for any reason Borrower fails to make any payment on time, Borrower shall be in default. The Lender can then order instant payment of the entire outstanding balance of this loan, without giving anyone further notices. If Borrower has not paid the full amount of the loan when the final payment is due, the Lender will charge Borrower interest on the unpaid balance at 8 percent (%) per year.
j.	Collection fees: If this note is placed with a legal representative for collection, then Borrower agrees to pay an attorney's fee of fifteen percent (16%) of the voluntary balance. This fee will be added to the unpaid balance of the loan.
k.	Co-borrowers: Any Co-borrowers signing this agreement agree to be likewise accountable with the borrower for this loan.

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4.	Payments to Lessor. The Lessee shall compensate the Lessor equivalent to 50% of the net profits resulting from operating the leased assets. In the event that no net profit results from the operations, the Lessor shall not be compensated.
The Lessee shall further compensate the Lessor in the amount of 50,000 shares of Common Stock of the Lessee upon the execution of this agreement.

5.	Events of Default - Lessee. An Event of Default shall exist if the Lessee shall be guilty of malfeasance or misfeasance and shall without reasonable cause shall fail to pay when due any payment, reimbursement or other sum hereunder and such failure shall continue for thirty (30) days after notice of same shall have been received by the Lessee.

Upon the occurrence of an Event of Default, the Lessor shall provide notice to Lessee and any disputes shall be resolved as set forth herein. The Lessor shall have no right to terminate this Lease and Operating Agreement except as herein otherwise specifically provided.

6.	Events of Default - Lessor. An Event of Default shall exist if the Lessor shall be guilty of malfeasance or misfeasance and shall without reasonable cause shall fail perform any of the following and such failure shall continue for thirty (30) days after notice of same shall have been received by the Lessor.
a)	Cooperation in transition and otherwise including that due diligence documentation to be completed by Lessor.
b)	Senior management personnel of Lessor shall agree to terms of management and supervision acceptable to Lessee and such personnel.

Upon the occurrence of an Event of Default, the Lessor shall provide notice to Lessee and any disputes shall be resolved as set forth herein. Lessee, in addition to any other remedy available to the Lessee at law or in equity may by notice to the Lessor terminate this Lease and Operating Agreement. Furthermore, in the event the Lessor shall neglect or fail to perform or observe any of the covenants, provisions or conditions contained in this Lease and Operating Agreement on its part to be performed or observed within thirty (30) days after written notice of default (or if more than thirty (30) days shall be required because of the nature of the default, if the Lessor shall fail to proceed diligently to cure such default after notice), then in that event the Lessor shall be responsible to the Lessee for any and all damages sustained by the Lessee as a result of the Lessor's breach; and further, after such notice the Lessee shall have the right to cure any such default at the Lessor's expense including in such expenditure all costs and reasonable attorney's fees incurred to cure such default or breach of the Lease and Operating Agreement.

7.	Confidentiality and Non-Disclosure. The parties agree to maintain strict confidentiality and non-disclosure of the terms hereof or the operations of the Business as set forth in the Confidentiality and Non-Disclosure Agreement attached hereto as Exhibit B and incorporated herein as if fully set forth except as reasonably required to comply with legal requirements including SEC disclosure requirements provided that the parties shall not make any public comment about the transactions contemplated hereby or otherwise except upon express written approval of the parties.

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8.	Dispute Resolution. Notwithstanding anything herein contained to the contrary, the parties acknowledge that Lessee shall make a significant capital investment in the Business and the Property enhancing the value of the Business and the Lessor has entered into this agreement to enable the Lessee to build the Business and further that termination of this Agreement is a serious remedy to be exercised only in the event of material default and shall not apply to technical, non-monetary or immaterial defaults or in the event Lessee is making good faith efforts to cure such default provided that any payment default not disputed in good faith shall be deemed material.

If a dispute arises from this Agreement or the performance of or breach of this Agreement, the parties agree to use the following procedures described in this Section. A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the parties do not meet within ten (10) days following a party’s delivery of notice of a dispute or if following a timely meeting, the dispute is not resolved, the parties agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The parties shall jointly appoint a mutually acceptable mediator and if the parties are unable to agree upon an appointment within ten (10) days from the conclusion of negotiations to seek the assistance of the American Arbitration Association for appointment of a mediator. The parties agree to confer with the mediator within twenty (20) days following the mediator’s appointment. If the parties are not successful in resolving the dispute through mediation, the dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrations shall be administered by and conducted by a single arbitrator. The arbitrator shall be an independent attorney licensed to practice law in Arizona and who is experienced in commercial real estate and manufacturing industry practices. No person having a prior or existing attorney-client, business or family relationship with any party or their representative shall be qualified to act as arbitrator in accordance with this Agreement absent express prior written consent of all parties. The parties shall negotiate the selection of a single arbitrator, however, if the parties are unable to select an arbitrator willing to arbitrate the disputed issues within thirty (30) days after delivery by any party of notice of demand for arbitration, the arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in ________. Each party shall pay one-half (1/2) of the arbitrator’s costs and expenses.

The parties agree that Lessee shall continue to operate the Business and utilize the Property during this dispute resolution process.

9.	Entire Agreement. This Lease and Operating Agreement, including the Exhibits, Schedules, Riders, and/or Addenda, if any attached thereto, sets forth the entire agreement between the parties with respect to the terms hereof together with that certain Purchase Agreement dated as of even date herewith. All prior conversation or writings between the parties hereto or their representatives are merged herein and extinguished. This Lease and Operating Agreement shall not be modified except by an instrument in writing subscribed to by all parties.

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10.	Binding Nature. Except as otherwise expressly provided in this Lease and Operating Agreement, all covenants, conditions and provisions of this Lease and Operating Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

11.	No Strict Construction. It is agreed that if any provision of this Lease and Operating Agreement shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Lease and Operating Agreement and it is the intention of the parties hereto that if any provision of this Lease and Operating Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

IN WITNESS WHEREOF, the undersigned have caused this Lease and Operating Agreement to be signed, sealed and delivered on the date first noted above.

LESSEE: Arc LifeStyle Group, Inc.	LESSOR: La Filotea Productions, Inc.

/s/ Carlos López Martínez	/s/ Gabriela Orue Paz
Carlos López Martínez, CEO	Gabriela Orue Paz, CEO

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Exhibit A: Property Subject to Lease and Operating Agreement

  Buildings and Land: The buildings and land identified at the address in paragraph one of this agreement

  Operating Assets located on the Property
    Computer Equipment
    Accounting systems
    Vehicles
    Furniture and fittings
    Machinery and equipment
    Supplies
    Inventory

  Personnel
    All operating personnel
    List of Advisors and contractors

  List of Customer including all contact details

  List of Vendors and Suppliers

  Intellectual Property including brand names and logos

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